                                                                     EXHIBIT 3.9

                                                                         [STAMP]


                          CERTIFICATE OF INCORPORATION

                                       OF

                        HORNBECK OFFSHORE SERVICES, INC.



                                   ARTICLE I

         The name of the corporation is HORNBECK OFFSHORE SERVICES, INC.

                                   ARTICLE II

         The registered office of the corporation in the State of Delaware is located at 1209 Orange Street in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

                                  ARTICLE III

         The corporation is to have perpetual existence.

                                   ARTICLE IV

         The purpose for which the corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                   ARTICLE V

         The total number of shares of stock which the corporation will have authority to issue is 1,000 shares of common stock par value $0.10 per share.

                                   ARTICLE VI

         The Corporation shall indemnify, to the full extent permitted by
Section 145 of the General Corporation Law of Delaware, as amended from time to time, all persons whom it may indemnify pursuant thereto. No director shall be personally liable to the Corporation or any stockholder for monetary damages for breach of fiduciary duty as a director, except for any matter in respect of which such director shall be liable under Section 174 of Title 8 of the General Corporation Law of Delaware or any amendment thereto or successor provision thereto or shall be liable by reason that, in addition to any and all other requirements for such liability, such director (i) shall have breached his or her duty of loyalty to the Corporation or its stockholders, (ii) shall not have acted in good faith or, in failing to act, shall not have acted in good faith, (iii) shall have acted in a manner involving intentional misconduct or a knowing violation of law, or in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law or (iv) shall have derived an improper personal benefit. Neither the amendment nor repeal of this Article VI nor the adoption of any provision of the Certificate of Incorporation inconsistent with this Article VI, shall eliminate or reduce the effect of this Article VI in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article VI, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

                                  ARTICLE VII

         The board of directors is expressly authorized to make alter, or repeal the by-laws of the corporation or to adopt new by-laws.

                                  ARTICLE VIII

         The name and address of the person who is to serve as director until the first annual meeting of stockholders and until his successor is elected and qualify is:

         Name                             Address
         ----                             -------
         Larry D. Hornbeck                P. O. Box 191
                                          Port Bolivar, Texas       77650

                                   ARTICLE IX

         The name and mailing address of the incorporator is R. Clyde Parker, Jr., 1001 Fannin Street, Suite 1200, Houston, Texas 77002. The powers of the incorporator are to terminate upon the filing of this Certificate of Incorporation.

         IN WITNESS WHEREOF, the undersigned, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of Delaware, does make this Certificate, hereby declaring and certifying that this is his act and deed and the facts herein stated are true, and accordingly does hereunto set his hand this 18th day of March, 1996.

                                          /s/ R. CLYDE PARKER, JR.
                                          --------------------------------------
                                          R. CLYDE PARKER, JR.
                                          Incorporator